Exhibit 5.2

  633 Seventeenth Street, Suite 3000, Denver, CO 80202-3622

  Telephone:  303.297.2900   Fax:  303 298.0940   www.shermanhoward.com

Kathleen a. Odle

Sherman & Howard L.L.C.

direct dial number:  (303) 299-8116

e-mail:  kodle@shermanhoward.com

April 18,  2016

Liberty Media Corporation

12300 Liberty Boulevard

Englewood,  CO    80112

Ladies and Gentlemen:

We are special counsel for Liberty Media Corporation (the “Company”) and in that capacity we have assisted the Company in connection with the preparation, execution and filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, relating to the registration of the following shares that may be purchased pursuant to the Liberty Media 401(k) Savings Plan (the “Plan”):

1.	Shares of Series C Liberty Media common stock, $.01 par value per share;
2.	Shares of Series C Liberty SiriusXM common stock, $.01 par value per share; and
3.	Shares of Series C Liberty Braves common stock, $.01 par value per share.

In connection with the undertaking set forth below, we have made such factual inquiries and have examined or caused to be examined such questions of law as we have considered necessary or appropriate for the purpose of such undertaking.  On the basis of such inquiries or examinations, we hereby confirm the following:

1.

The Internal Revenue Service (“IRS”) issued, on December 8, 2015, a favorable determination letter (the “IRS Determination Letter”) indicating the compliance of the provisions of the written documents constituting the Plan with the requirements of Employee Retirement Income Security Act of 1974, as amended (“ERISA”) pertaining to such written provisions; and

2.	The Company hereby undertakes the following:
a.

Any and all amendments to the Plan made subsequent to the issuance of the IRS Determination Letter will be submitted to the IRS pursuant to Revenue Procedure 2007-44, as revised by IRS Notice 2016-03, at the time outlined in such IRS guidance; and

Liberty Media Corporation

April 18, 2016

b.	The Company will make all changes to the Plan required by the IRS in connection with its review of any such submission in order to maintain the qualified status of the Plan.

We consent to the filing of this undertaking as an exhibit to the Registration Statement referred to above.

Very truly yours,

Sherman & Howard L.L.C.

/s/ Kathleen A. Odle

Kathleen A. Odle

KAO:ac